Exhibit  2.4

                                 STATE OF TEXAS
                                 --------------
                              CONCENTRAX, INC. AND
                               PANGEA DESIGN, INC.

                       STATEMENT OF ABANDONMENT OF MERGER

CONCENTRAX, INC., a Nevada corporation, and PANGEA DESIGN, INC., a Texas corporation, hereby state that the Articles of Merger filed with this Texas Secretary of State on or about September 18, 2002, and corrected on or about
November  13,  2002,  are  hereby  abandoned  pursuant  to  TCBA  5.03L.

     WHEREAS, the corrected Articles of Merger had an effective date of the earlier of: (a) the completion of an independent audit of Pangea Design, Inc.'s financial statements; or (b) December 13, 2002.

     WHEREAS, the audit cannot be completed due to unforeseen circumstances, and therefore, the parties wish to abandon the merger.

     THEREFORE, intending to be legally bound, the parties hereby abandon the merger between their respective entities.

Please return the Texas corporation, Pangea Design, Inc., to its status prior to the filing of Articles of Merger as a Texas corporation in good standing.

Pangea Design, Inc. hereby waives any claim as to the validity of the merger described in such Articles of Merger, waives all claims to the assets of Concentrax, Inc. with such assets including intellectual property, trade secrets, various contracts, etc.

Pangea Design, Inc. represents and warrants that it will make no claim to the ownership or other rights to such assets.

                                    PANGEA  DESIGN  INC.

                                        /s/
                                    By: ______________________________
                                          Jeremy  Wessels


                                   CONCENTRAX,  INC.
                                       /S/
                                   By:________________________________
                                         Mark  Gifford,  President

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